Exhibit 99.1

EXCELSIOR GOLD CORPORATION

(An Exploration Stage Company)

Financial Statements as of

December 31, 2012 and

from inception on November 21, 2012 through

December 31, 2012

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EXCELSIOR GOLD CORPORATION
(an exploration stage company)
Balance Sheet

ASSETS
December 31,
2012

CURRENT ASSETS

Cash and cash equivalents	$—

Total Current Assets	—

OTHER ASSETS

Mining Assets	167,119

Total Other Assets	167,119

TOTAL ASSETS	$167,119

LIABILITIES AND STOCKHOLDERS' DEFICIT

TOTAL LIABILITIES	—

STOCKHOLDERS' EQUITY

Common stock, no par value; 10,000,000 shares
authorized, 1,000,999 shares issued
and outstanding, respectively	—
Additional paid-in capital	169,119
Deficit accumulated during the exploration stage	(2,000)

Total Stockholders' Deficit	167,119

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$167,119

The accompanying notes are an integral part of these financial statements.

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EXCELSIOR GOLD CORPORATION
(an exploration stage company)
Statement of Operations

From Inception
on November 21,
2012 through
December 31,
2012

NET REVENUES	$—

OPERATING EXPENSES

General and administrative	2,000

Total Operating Expenses	2,000

LOSS FROM OPERATIONS	(2,000)

LOSS BEFORE INCOME TAXES	(2,000)

INCOME TAX EXPENSE	—

NET LOSS	$(2,000)

BASIC AND DILUTED:
Net loss per common share	$(0.00)

Weighted average common shares outstanding	500,999

The accompanying notes are an integral part of these financial statements.

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EXCELSIOR GOLD CORPORATION
(an exploration stage company)
Statement of Stockholders' Equity
For the Period November 21, 2012 through December 31, 2012

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, November 21, 2012	—	$—	$—	$—	$—

Issuance of stock for services	1,000	—	2,000	—	2,000

Issuance of stock for purchase
of mining rights	999,999	—	167,119	—	167,119

Net loss for the year
ended December 31, 2012	—	—	—	(2,000)	(2,000)

Balance, December 31, 2012	1,000,999	$—	$169,119	$(2,000)	$167,119

The accompanying notes are an intgegral part of these financial statements.

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EXCELSIOR GOLD CORPORATION
(an exploration stage company)
Statement of Cash Flows

From Inception
on November 21,
2012 through
December 31,
2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income loss	$(2,000)
Adjustments to reconcile net income loss to net
cash used by operating activities:
Stock issued for services	2,000

Net Cash Used by Operating Activities	—

CASH FLOWS FROM INVESTING ACTIVITIES:	—

CASH FLOWS FROM FINANCING ACTIVITIES:	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	—

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash Payments For:
Interest	$—
Income taxes	$—

Non-cash investing and financing activities:
Stock issued for services	$2,000
Stock issued for acquisition of mining rights	$167,119

The accompanying notes are an integral part of these financial statements.

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NOTE 1 ORGANIZATION AND DESCRIPTION OF BUSINESS

Excelsior Gold Corporation (the “Company”) was incorporated in the State of Utah on November 21, 2012. The Company is an Exploration Stage Company, as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. The following policies are considered to be significant:

a. Accounting Method

The Company recognizes income and expenses based on the accrual method of accounting. The Company has elected a calendar year-end.

b. Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

c. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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NOTE 2 SIGNIFICANT ACCOUNTING POLICIES (Continued)

d. Basic and Fully Diluted Net Loss per Share of Common Stock

In accordance with Financial Accounting Standards No. ASC 260, “Earnings per Share,” basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares plus dilutive common share equivalents outstanding during the period. There are no common stock equivalents as of December 31, 2012.

December 31, 2012
Net loss (numerator)	$(2,000)
Weighted average shares outstanding (denominator)	500,999
Basic and fully diluted net loss per share amount	$(0.00)

e.	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. When assets are disposed of, the cost and accumulated depreciation (net book value of the assets) are eliminated and any resultant gain or loss reflected accordingly. Betterments and improvements are capitalized over their estimated useful lives whereas repairs and maintenance expenditures on the assets are charged to expense as incurred.

f.	Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued during the past two years and have adopted any that are applicable to the Company. We have determined that none had a material impact on our financial position, results of operations, or cash flows for the period from inception on November 21, 2012 through December 31, 2012.

g. Income Taxes

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10 (Prior authoritative literature: Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (FIN 48)).  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with prior literature FASB Statement No. 109, Accounting for Income Taxes.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than- not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

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NOTE 2 SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

h.	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist of cash and cash equivalents. The Company places cash and cash equivalents at well known quality financial institutions. Cash and cash equivalents at banks are insured by the Federal Deposit Insurance Corporation for up to $250,000. The Company did not have any cash or cash equivalents in excess of this amount at December 31, 2012.

NOTE 3 EQUITY TRANSACTIONS

On November 21, 2012, the Company issued 1,000 shares of common stock to the incorporator upon incorporation and was recorded as general and administrative expenses on the statements of operations in the amount of $2,000.

On December 11, 2012, the Company issued 999,999 shares of common stock for the purchase of mining assets in the states of Montana and Washington.

NOTE 4 SUBSEQUENT EVENTS

On December 13, 2012, Excelsior Gold entered into a non-binding letter of intent to be purchased by Helmer Drilling Corp., a Nevada corporation.  The shareholders of Excelsior Gold will receive 302,000,000 shares of Helmer Drilling common stock in exchange for the outstanding shares of Excelsior Gold.   It is anticipated that Helmer Drilling Corp. will become a mining exploration company and will change its name to Excelsior Gold & Metals, Inc.

The Company has evaluated subsequent events from the balance sheet date through the date the financial statements were issued and has determined that there are no other events that would have a material impact on the financial statements.